Exhibit 99.1

ZOMAX REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS

Ireland Media Replication Joint Venture and Strategic Relationship Announced

MINNEAPOLIS, MN, May 9, 2006 – Zomax Incorporated (Nasdaq: ZOMX) today reported the operational progress and financial results for its first quarter ended March 31, 2006.

Operational Highlights

•                  The Company achieved year-over-year improvement in several first quarter operating metrics:

•                  Reduced operating loss by 28% prior to restructuring, adjustments to the litigation reserve and SFAS 123R stock option expenses.

•                  Reduced SG&A expenses by 15% prior to SFAS 123R stock option expenses.

•                  Reduced fixed manufacturing expenses by 29%.

•                  Improved performance of Ireland subsidiary from an operating loss of $1.7 million before restructuring charges in the first quarter of 2005 to operating income of $0.3 million in the first quarter of 2006.

•                  Ended the quarter with $43 million in cash and no debt.

•                  Added 3 new customers from the software, gaming and telecommunications industries and continued to engage existing customers in new services and programs.

•                  Announced agreement to form media replication joint venture in Ireland with MPO International, which should allow expansion of service offering across Europe.

Revenues in the first quarter were $36.2 million, compared with $42.2 million reported for the first quarter of 2005. Operating loss, inclusive of $0.9 million of restructuring costs associated with the March closure of the Company’s Fremont facility and $0.4 million of non-cash stock option expenses as required by the new accounting standard SFAS 123R, was $7.3 million or $6.1 million excluding the aforementioned costs. Net loss was $6.9 million or $0.21 per share, inclusive of restructuring costs of $0.03 per share and stock option expenses of $0.01 per share. In the first quarter of 2005, operating loss was $8.4 million excluding restructuring charges of $0.2 million and excluding a $1.8 million benefit from the revaluation of the stock component of the litigation reserve.

“First quarter revenues were in line with our guidance for the quarter, and reflected the continuing reduction of content and other program changes in the PC/OEM space,” said Anthony Angelini, president and CEO. “Our operating loss of $6.1 million before restructuring charges and non-cash stock option expenses is a 28% improvement compared with the first quarter of 2005, adjusted for restructuring charges and changes to our litigation reserve, and is based on a lower revenue level.   During the quarter we completed the closure of our Fremont facility on time and on budget, another positive milestone. Cost reductions from this action will benefit our results beginning in the second quarter. In addition, our balance sheet with $43 million in cash and no debt remains very strong.”

Ireland Joint Venture With MPO Announced

In a separate release today, Zomax announced an agreement to enter into a joint venture with MPO International to consolidate their respective media manufacturing and production businesses in Ireland. The companies also intend to sign a sales and marketing agreement to address additional growth opportunities in Europe. Zomax will own a 51% share of this joint venture and MPO will hold 49%. Closure of this agreement is subject to final negotiation and execution of ancillary agreements, completion of customary due diligence and consents and is expected to occur within approximately 45 days.

“We are very excited by the opportunities presented by our Irish joint venture,” continued Mr. Angelini. “Beyond the immediate and significant synergies to be realized by combining our facilities, management teams and operational infrastructure, I believe we have the ability to leverage our individual strengths and customer relationships to mutually benefit both of our businesses in Ireland, greater Europe and other parts of the world. Our initial focus will be to quickly consolidate our operations in Ireland and create new business opportunities leveraging capabilities of both companies. Our well performing contact center in Santry will continue to be fully owned by Zomax.  We will however, look for opportunities through our joint venture with MPO to further leverage this valuable asset.”

“Our intent is to consolidate our respective media replication operations into MPO’s existing production facility in the greater Dublin area,” added Dick Barnes, executive vice president and CFO. “As a result of this, we will be exercising a lease exit right in our Clondalkin production facility. We expect that this will result in a cash restructuring charge of approximately $1.8 million for lease exit costs and facility transition costs to be incurred over the balance of 2006, of which we expect approximately $1.3 million will be recorded upon closing of the transaction. Rapid integration of our two manufacturing facilities and management teams should result in a payback of this cash outlay in less than eighteen months. Our expectations are that the joint venture will be cash and earnings positive in 2007.”

Outlook

For the second quarter of 2006, revenue is expected to be in the low to mid $30 million range, reflecting the continued reduction in content in the PC/OEM space. Operating loss is expected to be $6.8 to $7.8 million inclusive of expected restructuring charges of approximately $1.3 million for the Ireland joint venture and $0.4 million for non-cash stock option expenses per SFAS 123R. Operating loss before these items is expected to be $5.1 to $6.1 million. This compares with an operating loss of $6.4 million on $42.6 million in revenue in the second quarter of 2005 excluding restructuring charges of $2.1 million and a $0.4 million benefit from the revaluation of the stock component of the litigation reserve. Net loss per share in the second quarter of 2006 is expected to be between $0.20 and $0.23 including the aforementioned restructuring charges and non-cash stock option expenses, or between $0.15 and $0.18 excluding these charges. In the second quarter of 2005 the Company recorded a loss of $0.17 per share, or $0.13 excluding restructuring charges and the litigation reserve benefit. Consistent with the establishment of a deferred tax valuation allowance in the third quarter of 2005, losses in 2006 are no longer tax benefited in the U.S. and Ireland.

Conference Call

Zomax will host a conference call and webcast, today, May 9, 2006 beginning at 4:30 p.m. Central Time, to discuss the Company’s first quarter 2006 results, outlook for the second quarter of 2006 and current corporate developments.

To participate in this conference call, please dial 800-218-8862 for domestic callers or 303-262-2140 for international callers.  A replay of the conference call will be available for seven days by calling 800-405-2236 for domestic callers or 303-590-3000 for international callers, both using passcode 11059500#. The conference call will also be available by webcast. Participants may log on to the webcast conference call by pre-registering at www.zomax.com and clicking on the webcast link.

About Zomax

Zomax helps companies more efficiently bring their products and content to market worldwide.  Our comprehensive program management approach helps companies develop, manage and improve their rapidly changing product and program supply chains.  Zomax’s solutions leverage a modular suite of supply chain services that include project management, data management, customer contact and e-commerce services, sourcing management, CD/DVD production, assembly and kitting services, JIT physical and electronic fulfillment and returns management.  Founded in 1993, Zomax currently operates 8 facilities across the United States, Canada, Mexico and Ireland. For more information on Zomax, visit www.zomax.com or call (866) 553-9393.

Use of Non-GAAP Financial Measures

The Company believes the presentation of operating and net loss information excluding restructuring and special charges are useful information regarding the underlying business trends and performance of the Company’s ongoing operations and that period over period comparisons of such operations are meaningful. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP.  In addition, these non-GAAP financial measures may not be the same as similar measures presented by other companies.

Forward-Looking Statements

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements relate to our expectations of future performance and events including the anticipated financial impact of the Fremont facility closure; our expectations as to the closing, financial impact and implementation of the Ireland joint venture; our anticipated efforts to reduce reliance on the PC/OEM space; our strategy to return to profitability; revenue growth and margin improvement efforts; our transition into a supply chain program management company and its impact on operations;  the expected results of operations for the second quarter of 2006; and the focus in 2006 on rationalizing our cost base and asset infrastructure and investing in sales and marketing efforts.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements.  We caution that any forward-looking statements made by us in this release or in other announcements made by us are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements.  These factors include, without limitation, the changes and volatility in the personal computer hardware and software industry, particularly with respect to the demand for CD and DVD media, from which a significant portion of our revenues are derived; macroeconomic factors that influence the demand for personal computer hardware and software and the resulting demand for our services; consolidation among our customers or competitors, which could cause disruption in our customer relationships or displacement of us as a services provider to one or more customers; our ability to make the proper strategic choices with respect to pursuing profitable growth in our business; our ability to successfully evolve the business toward becoming a supply chain program management company, particularly in light of the changes needed in our infrastructure, personnel, asset base and customer relationships; increased competition within our industry and increased pricing pressure from our customers; our dependence on relatively few customers for a majority of our revenues; fluctuations in our operating results from quarter-to-quarter, which are influenced by many factors outside of our control, including variations in the demand for particular services we offer or the content included in the products we produce for our customers; the volatility of polycarbonate prices;  the closing of the Ireland joint venture as anticipated, which is subject to several significant contingencies; our ability to execute on the plans related to the Ireland joint venture; and other risks and uncertainties, including those identified and discussed in detail under the caption “Risks and Uncertainties” in Item 1A of our 2005 Form 10-K.  We undertake no obligation to update or revise any forward-looking statements we make in this release due to new information or future events.  Investors are advised to consult any further disclosures we make on this subject in our filings with the Securities and Exchange Commission, especially on Forms 10-K, 10-Q and 8-K, in which we discuss in more detail various important factors that could cause actual results to differ from expected or historical results.

ZOMAX INCORPORATED

Condensed Consolidated Statements of Operations (Unaudited)

(Amounts in thousands, except per share data)

	Three Months Ended
	March 31, 2006	April 1, 2005

Revenue	$36,226	$42,181

Cost of revenue	33,549	40,385

Gross profit	2,677	1,796

Selling, general and administrative expenses	9,118	10,227
Restructuring Costs	874	230
Litigation reserve adjustment	—	(1,830)

Operating (loss) income	(7,315)	(6,831)

Other income, net	585	350

Earnings (loss) before income taxes	(6,730)	(6,481)

Income tax (benefit) expense	191	(2,333)

Net earnings (loss)	$(6,921)	$(4,148)

Earnings (loss) per share:

Basic	$(0.21)	$(0.13)

Diluted	$(0.21)	$(0.13)

Weighted average common shares outstanding:

Weighted average common shares outstanding	32,529	32,716

Dilutive effect of stock options	—	—

Weighted average common and diluted shares outstanding	32,529	32,716

ZOMAX INCORPORATED

Condensed Consolidated Balance Sheets (Unaudited)

(Amounts in thousands)

	March 31, 2006	December 31, 2005
ASSETS:

Current Assets:
Cash and cash equivalents	$42,910	$45,250
Available-for-sale securities	—	—
Accounts receivable, net	21,148	26,823
Inventories, net	11,192	13,978
Other current assets	2,517	2,409
Total current assets	77,767	88,460

Property and equipment held for use, net	23,004	24,504
Available-for-sale securities	2,413	2,091
Deferred income taxes	—	—
Other Long-Term Assets	117	117

	$103,301	$115,172

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	8,838	14,709
Accrued expenses	11,356	11,538

Total current liabilities	20,194	26,247

Other long term liabilities	355	317

Total liabilities	20,549	26,564

Shareholders’ equity:
Common stock	62,744	62,163
Retained earnings	13,793	20,715
Accumulated other comprehensive income	6,215	5,730

Total shareholders’ equity	82,752	88,608

	$103,301	$115,172

Company Contacts:	Investor/Media Contact:
Anthony Angelini	Douglas Sherk/Jennifer Beugelmans
President and CEO	CEO/Senior Vice President
Zomax Incorporated	EVC Group, Inc.
(763) 553-9300	(415) 896-6820

Dick Barnes	Media Contact:
EVP and CFO	Steve DiMattia, Senior VP
Zomax Incorporated	EVC Group, Inc.
(763) 553-9300	(646) 277-8706